SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 25, 2017

WHITE MOUNTAIN TITANIUM CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada	000-55441	87-057730
(State or Other Jurisdiction of	Commission File Number	(IRS Employer Identification No.)
Incorporation)

Augusto Leguia 100, Oficina 1401, Las Condes, Santiago Chile	None
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (56 2) 2657-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On February 3, 2017, NEXO WMTM Holdings, LLC (the “Lender”) delivered notice of acceleration under the terms of the Loan Agreement dated March 16, 2016, and immediate payment of the principal amount of $2,000,000, plus interest. The Lender has also demanded default interest at the rate of 25% retroactive to December 30, 2016.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 25, 2017, Andrew Sloop resigned as Interim Chief Executive Officer of the Company. On January 31, 2017, Eric Gan tendered his resignation as Chief Financial Officer of the Company effective upon the filing of the Form 15 by the Company. With effectiveness of the resignation of Mr. Gan, the Company will have no executive officers.

On February 3, 2017, Andrew Sloop resigned as Chairman and a director of the Company. The holders of the Series A Preferred Stock appointed Joshua T. Tandy to service as a director and non-executive Chairman of the Board. Mr. Tandy is legal counsel for, and a member of, the Lender and NEXO Water Ventures, LLC,, the holder of the development rights for the Company’s desalination plant, and is the President of SCM White Mountain Titanium, the Company’s Chilean operating subsidiary.

On February 5, 2017, Bobby Cooper resigned as a director and chairman of the Company’s audit committee.

Item 7.01	Regulation FD Disclosure.

On February 3, 2017, the Company issued a press release announcing the resignation of its executive officers and directors, the intent to file a Form 15 to terminate its reporting obligations under the Exchange Act, and the receipt of notices of default from NEXO WMTM LLC and NEXO Water Ventures under the terms of the Loan Agreement dated March 16, 2016, as amended. A copy of the press release is included herewith as Exhibit 99.1.

In accordance with General Instruction B.2 of Form 8-K, the information in this report, including the exhibit attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (“the Exchange Act”), nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	News release dated February 6, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

White Mountain Titanium Corporation

Date: February 6, 2017	By	/s/ Ronald N. Vance
Ronald N. Vance, Secretary